EXHIBIT 10.1
Letter Agreement between MBF Healthcare Acquisition, Corp. and MBF Healthcare Management, LLC
MBF Healthcare Management, LLC
121 Alhambra Plaza, Suite 1100
Coral Gables, FL 33134
(Hereinafter referred to as “MBFHM”)
MBF Healthcare Acquisition Corp.
121 Alhambra Plaza, Suite 1100
Coral Gables, FL 33134
(the “Borrower”)
     This Letter Agreement (“Agreement”) is entered into August 7, 2008, by and between MBFHM and Borrower, and shall evidence a non-revolving line of credit established by MBFHM in favor of Borrower (the “Loan”) in the maximum principal amount of Three Hundred Thousand Dollars ($300,000.00). Relying upon the covenants, agreements, representations and warranties contained in this Agreement, MBFHM is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and MBFHM and Borrower agree as follows:
     1. Principal. The principal amount of the Loan, along with all accrued interest, shall be payable upon the earlier of (i) the date of the consummation by Borrower of an initial business combination (as described in the Borrower’s final prospectus in connection with its initial public offering), or (ii) the Borrower’s liquidation pursuant to Article Seventh of the Borrrower’s Amended and Restated Certificate of Incorporation.
     2. Interest. Interest shall accrue at the rate of 5.0% per year on the unpaid principal balance of the Loan. Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days.
     3. Non-Revolving Line of Credit. The Loan is a non-revolving loan and Borrower may borrow up to the principal amount during the term of the Loan, so long as no Event of Default (hereinafter defined) has occurred and is continuing.
     4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Agreement, including (without limitation) reasonable attorneys’ fees, then to the reduction of the unpaid principal and interest balance of the Loan.
     5. Events of Default. Each of the following shall constitute an event of default (“Event of Default”) under this Agreement:
          (a) Failure to Make Required Payments. Failure by Borrower to pay the principal and accrued interest of the Loan within five (5) business days following the date when due.
          (b) Voluntary Bankruptcy, Etc. The commencement by Borrower of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Borrower generally to pay its debts as such debts become due, or the taking of corporate action by Borrower in furtherance of any of the foregoing.
          (c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Borrower in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.
     6. Remedies.
          (a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, MBFHM may, by written notice to Borrower, declare the Loan to be immediately due and payable, whereupon the unpaid principal amount of the Loan, along with accrued interest and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary nothwithstanding.

          (b) Upon the occurrence of an Event of Default specified in either Section 5(b) or Section 5(c) hereof, the unpaid principal balance of the Loan, along with accrued interest and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of MBFHM, including presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
     7. Waivers. Borrower and all guarantors of, and sureties for, the Loan waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Agreement, all errors, defects and imperfections in any proceedings instituted by MBFHM under the terms of this Agreement, and all benefits that might accrue to Borrower by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Borrower agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by MBFHM.
     8. Unconditional Liability. Borrower hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of the Loan, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by MBFHM, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by MBFHM with respect to the payment or other provisions of this Agreement, and agrees that additional Borrowers, guarantors, or sureties may become parties hereto without notice to it or affecting its liability hereunder.
     9. Waiver of Claim Against Trust Account. MBFHM hereby waives any and all right, title, interest or claim of any kind in or to any distributions of Borrower’s trust account, maintained at Continental Stock Transfer & Trust Co. (the “Trust Account”), or to any other amounts distributed in connection with a liquidating distribution of Borrower (except for the repayment of the Loan as contemplated in Section 1 above) (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.
     10. Notices. Any notice called for hereunder shall be deemed properly given if in writing and (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by confirmed telefacsimile or (v) sent by confirmed e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:
     If to Borrower:

MBF Healthcare Acquisition Corp. 121 Alhambra Plaza, Suite 1100 Coral Gables, FL 33134
     If to MBFHM:

MBF Healthcare Management, LLC 121 Alhambra Plaza, Suite 1100 Coral Gables, FL 33134
Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on the confirmed telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (v) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.
     11. Governing Law; Construction. This Agreement, the legal relations between the Borrower and MBFHM and the adjudication and the enforcement hereof shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed in and to be performed in that state, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
     12. Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[signatures on following page]

     IN WITNESS WHEREOF, Borrower and MBFHM, on the day and year first written above, have caused this Agreement to be duly executed.

MBF HEALTHCARE ACQUISITION CORP.
By:	/s/ Jorge Rico
	Name:	Jorge L. Rico
	Title:	Chief Operating Officer

MBF HEALTHCARE MANAGEMENT, LLC
By:	/s/ Miguel B. Fernandez
	Name:	Miguel B. Fernandez
	Title:	President